Exhibit 99.1

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

HEXCEL REPORTS 2009 FOURTH QUARTER AND YEAR-END RESULTS

Fourth Quarter 2009 Highlights

•      Fourth quarter sales of $266.6 million resulted in net income of $5.7 million, $0.06 per diluted share ($0.11 adjusted for one-time items) versus sales of $289.5 million and net income of $28.3 million or $0.29 per diluted share last year ($0.16 adjusted for one-time items)

•      Free cash flow of $16.5 million in the quarter and $74.4 million for the year; $153 million better than full year 2008.  Net debt of $282.2 million is at the lowest level since 1996.

	Quarter Ended December 31,			Year Ended December 31,
(In millions, except per share data)	2009	2008	Var %	2009	2008	Var %

Net Sales	$266.6	$289.5	(7.9)%	$1,108.3	$1,324.9	(16.3)%
Net sales change in constant currency			(11.8)%			(14.4)%
Operating Income	14.5	29.3	(51)%	103.7	130.9	(21)%
Net Income	5.7	28.3	(80)%	56.3	111.2	(49)%
Diluted net income per common share	$0.06	$0.29	(79)%	$0.57	$1.14	(50)%

Non-GAAP Measures for y-o-y comparisons:
Adjusted Operating Income (table C)	$22.0	$30.6	(28)%	$111.2	$145.0	(23)%
Adjusted Net Income (table D)	11.3	15.7	(28)%	61.9	79.7	(22)%
Adjusted diluted net income per share	$0.11	$0.16	(31)%	$0.63	$0.82	(23)%

STAMFORD, CT. January 27, 2010 — Hexcel Corporation (NYSE: HXL), today reported results for the fourth quarter and full year of 2009.  Net sales during the quarter were $266.6 million, 7.9% lower than the $289.5 million reported for the fourth quarter of 2008.  Operating income was $14.5 million, compared to $29.3 million for the same quarter last year.  The 2009 operating income included a previously announced $7.5 million one-time charge related to a license agreement, settling a previously disclosed legal matter.  Net income for the fourth quarter of 2009 was $5.7 million, or $0.06 per diluted share, compared to $28.3 million or $0.29 per diluted share in 2008.  Excluding the after tax impact of the license agreement, adjusted net income for the fourth quarter of 2009 was $0.11 per diluted share.  The fourth quarter of 2008 benefitted from the reversal of valuation allowances against U.S. deferred tax assets, excluding these one-time benefits adjusted net income was $0.16 per diluted share.

Chief Executive Officer Comments

Mr. Berges commented, “Our fourth quarter performance was consistent with our expectations in light of the challenging sales environment.  Our sales were slightly higher than the third quarter on a constant currency basis and we made modest sequential improvements in gross and operating margins.  We are extremely proud that we were able to generate over $74 million of free cash flow this year.  A significant improvement in our working capital management, aggressive cost control and alignment of capital spending with projected demand helped us generate cash well beyond our goals.”

“As discussed in the following 2010 outlook section, we believe next year sales will be flat to slightly declining as compared to 2009.  We will continue to aggressively reduce the number of days worked at selected facilities in an effort to balance our output with the current demand environment while retaining skills for the long term.  The recent test flights and commencement of the flight certification program for the B787 as well as good progress on a number of other new aircraft gives us optimism that with a stabilizing economy we may soon return to growth in our Commercial Aerospace market segment.”

Markets

Commercial Aerospace

•      Commercial Aerospace sales for the quarter of $137.1 million declined 4.3% (7.2% in constant currency) versus last year, the smallest decline in five quarters.  There was a large increase in Boeing sales in the quarter as compared to last year’s strike affected period, while sales to Airbus and its subcontractors declined as compared to last year.  Sales for both Airbus and Boeing aircraft were higher than the third quarter of 2009.

•      Sales to regional and business aircraft customers were down more than 40% from the fourth quarter 2008 as a result of announced production cut-backs.  This sub-segment totaled almost $200 million of sales in 2008, and beginning in the second quarter of 2009, dropped to a run-rate of about $100 million per year.

•      For the full year, sales to Commercial Aerospace declined by $154.1 million or 21.7% (20.3% in constant currency).  The combined Airbus and Boeing deliveries in 2009 were the highest in history, but we experienced much of that benefit in 2008 while 2009 was impacted by inventory destocking.

•      Sales to new large aircraft programs (A380, B787, A350, and B747-8) were up for the quarter versus last year as well as the third quarter and represented more than 15% of our Commercial Aerospace sales for the first time.

Space & Defense

•      Space & Defense sales of $73.0 million for the quarter were 7.2% lower on a constant currency basis compared to the fourth quarter of 2008 as we began to see lower F22 sales due to the impending program end.  Full year 2009 Space & Defense constant currency sales were just above 2008.

Industrial

•      Industrial sales of $56.5 million for the fourth quarter of 2009 were down 25.6% on a constant currency basis.   For the full year, Industrial sales were $252.7 million, down 15.4% adjusted for currency changes despite particularly strong wind energy revenues in the first quarter of 2009.

•      While wind energy revenues for the full year 2009 were about 15% lower than last year in constant currency, the run rate for the last three quarters has been about 25% lower than 2008 sales levels.

•      Sales to recreation, automotive and other general industrial markets remained depressed reflecting weak markets, the accumulation of selective portfolio pruning and the interruption to the USEC’s American Centrifuge Project.

Operations

•      Gross margin was 21.1% for the quarter compared to 21.4% for the fourth quarter of 2008 due principally to lower volumes and headwinds from exchange rates (about 100 basis points impact), which more than offset year over year operational improvements.  Gross margins did improve approximately 80 basis points sequentially from the third quarter.

•      For the year, gross margin of 22.4% was higher than the 21.8% 2008 gross margin, even though sales declined 16.3%.  The increase reflected many year over year operational improvements, lower input costs, cost controls and improved sales mix.   For the year, exchange rates only had a minor favorable impact over 2008.

•      As previously announced, we entered into a non-exclusive license agreement for the past and future use of certain technology used in industrial prepregs, primarily for wind energy applications.  The settlement included a $7.5 million payment to settle past claims, which was recorded in the fourth quarter as “Other operating expense” (after-tax impact of $5.6 million).

Tax

•      The effective tax rate for the fourth quarter was 31.7% and was 28.4% for the full year.  After excluding the one-time adjustments, our effective tax rate for 2008 was 37.8%.  The improvement in 2009 reflects the benefits of the actions we have taken over the past few years.  We expect our ongoing tax rate to be around 30% before discrete items.

•      We were awarded up to $8.1 million in New Clean Energy Manufacturing Tax Credits as part of the American Recovery and Reinvestment Act.  The credit will be on qualifying expenditures incurred at our Colorado facility from February 2009 to February 2013.  We expect to record over $3 million of tax credits in the first quarter of 2010 related to qualifying expenditures.

Cash and Other

•      Total debt, net of cash as of December 31, 2009 was $282.2 million, a decrease of $15.4 million during the quarter.  For the year, net debt has decreased by $61.5 million and is at its lowest level since 1996.

•      At December 31, 2009 we had no amounts outstanding on our $125 million revolver facility.  After considering the $3.5 million outstanding letters of credit, cash on hand and available borrowings under the revolver facility were $231.6 million at December 31, 2009 as compared to $162.0 million a year ago.  In January 2010, we repaid $30 million of the term loan.

•      Interest expense increased from $4.7 million in the fourth quarter of 2008 to $6.3 million in the fourth quarter of 2009.  The increase was primarily due to the higher average borrowing costs and associated amortization of deferred financing costs for the new credit facility refinanced in May 2009.

•      Year to date free cash flow is $74.4 million, which is defined as cash provided by operating activities less cash payments for capital expenditures.  The primary difference between the reduction in net debt and free cash flow was the $10.3 million of refinancing costs for the new credit facility and the third quarter increased investment in our joint venture.

•      Equity in earnings of investments in affiliated companies for the quarter was $0.1 million as compared to $0.5 million in the same quarter last year.  Our joint venture in Malaysia has been impacted by the same global inventory destocking affecting our commercial aerospace revenues.

The fourth quarter of 2008 included a tax benefit recorded from reversing valuation allowances against Malaysian deferred tax assets.

2010 Outlook

The volatile nature of the global economy and the potential effects on our customers results in a good deal of uncertainty in our 2010 outlook.  Our operating assumptions assume a difficult first half in industrial markets and no changes to the announced large aircraft build rates through 2011.  We also expect an end to our sales for the F22 program in 2010, but not the C17.  With these assumptions, we foresee flat to slightly declining revenue on a constant currency basis for the full year, with the first quarter being the weakest, particularly when compared to 2009’s relatively strong first quarter.   However, with the recent successful first flights for several aerospace programs and solid progress on other new programs, we remain encouraged by the demand shift to larger, more composite-intensive aircraft that will benefit us in 2010 and beyond.  We remain pleased with our long-term prospects.  We are using this pause in growth to improve our operational efficiencies, enhance our technologies and remain focused on taking the actions necessary to position ourselves for the future.

•      Our two largest customers, Airbus and Boeing, remain confident in their 2010 outlook.  They have been less definitive on expectations for 2011, which will be important to our 2010 second half revenue as we ship, on average, six months prior to aircraft delivery.  We expect that there will be a better balance of orders in relation to actual deliveries in 2010 and thus hope the existing multi-year aircraft backlog will allow us to navigate upcoming quarters without additional aerospace cuts.

•      We expect a steadily increasing contribution from new aircraft programs in 2010 and anticipate they will mostly offset the negative impact of the previously announced reductions in the Boeing 777 build-rates.

•      Business and regional jet run rate is expected to be in the same range as the last three quarters, or about a $100 million per year.

•      Space and Defense was essentially flat in 2009 and with the likely end of the F22 program, we expect a small decline in 2010.  Longer term, rotorcraft programs and the ramp-up of the Joint Strike Fighter should more than offset the end of F22 production and eventually, the C17.

•      After a strong start for wind energy in 2009, our run rate dropped noticeably.  With the apparent drop in the announced backlogs and factory schedules of our key wind energy customers, we anticipate a significant inventory correction in the near term, particularly as compared to the strong first five months of 2009.  While the global push for renewable energy remains strong, there have been fewer turbine project announcements in recent quarters and as a result, we remain cautious for 2010.

•      We currently expect our 2010 capital spending to be less than $75 million.  We expect another good year of cash generation, though we will not have the benefit of the working capital gains from 2009’s sales decline. The impact of capital expenditure project completions will result in our depreciation expense increasing about $8 million in 2010 as compared to 2009.  We expect interest expense in 2010 to be around $5 million higher than 2009.

*****

Hexcel will host a conference call at Noon ET, tomorrow, January 28, 2010 to discuss the fourth quarter results and respond to analyst questions.  The telephone number for the conference call is (719) 325-2181 and the confirmation code is 6515564.  The call will be simultaneously hosted on Hexcel’s web site at www.hexcel.com/investors/index.html. Replays of the call will be available on the web site for approximately three days.

*****

Hexcel Corporation is a leading advanced composites company.  It develops, manufactures and markets lightweight, high-performance structural materials, including carbon fibers, reinforcements,

prepregs, honeycomb, matrix systems, adhesives and composite structures, used in commercial aerospace, space and defense and industrial applications such as wind turbine blades.

*****

Disclaimer on Forward Looking Statements

This press release contains statements that are forward looking, including statements relating to anticipated trends in constant currency for the market segments we serve (including changes in commercial aerospace revenues, the estimates and expectations based on aircraft production rates made publicly available by Boeing, Airbus and others, the revenues we may generate from an aircraft model or program, the impact of delays in new aircraft programs, the outlook for space & defense revenues and the trend in wind energy, recreation and other industrial applications); our ability to maintain and improve margins in light of the current economic environment; demand for our products in these markets are driven by both the success of particular applications as well as the general overall economy; and the impact of the above factors on our expectations of 2010 financial results.  The loss of, or significant reduction in purchases by, Boeing, EADS and Vestas or any of our other significant customers could materially impair our business, operating results, prospects and financial condition. Actual results may differ materially from the results anticipated in the forward looking statements due to a variety of factors, including but not limited to changes in currency exchange rates, changing market conditions, increased competition, inability to achieve planned manufacturing improvements, conditions in the financial markets, product mix, cost reductions and changes in environmental regulations, legal matters, interest expense and tax codes.  Additional risk factors are described in our filings with the SEC.  We do not undertake an obligation to update our forward-looking statements to reflect future events.

Contact Information

Michael Bacal

(203) 352-6826

michael.bacal@hexcel.com

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Operations

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2009	2008	2009	2008
Net sales	$266.6	$289.5	$1,108.3	$1,324.9
Cost of sales	210.3	227.6	859.8	1,035.7
Gross margin	56.3	61.9	248.5	289.2
% Gross margin	21.1%	21.4%	22.4%	21.8%

Selling, general and administrative expenses	26.8	24.0	107.2	112.9
Research and technology expenses	7.5	7.3	30.1	31.4
Business consolidation and restructuring expenses	—	1.3	—	3.8
Other operating expense, net (a)	7.5	—	7.5	10.2
Operating income	14.5	29.3	103.7	130.9
Interest expense, net	6.3	4.7	26.1	20.2
Income before income taxes and equity in earnings from affiliated companies	8.2	24.6	77.6	110.7
Provision (Benefit) for income taxes (b)	2.6	(3.2)	22.0	15.6
Income before equity in earnings from affiliated companies	5.6	27.8	55.6	95.1
Equity in earnings from and gains on sale of investments in affiliated companies (c)	0.1	0.5	0.7	16.1
Net income	$5.7	$28.3	$56.3	$111.2

Basic net income per common share:	$0.06	$0.29	$0.58	$1.15

Diluted net income per common share:	$0.06	$0.29	$0.57	$1.14

Weighted-average common shares:
Basic	96.9	96.6	96.9	96.4
Diluted	98.5	97.2	98.2	97.6

(a)          Other operating expense for the quarter ended December 31, 2009 included $7.5 million legal settlement expense.  The full year period of 2008 included $7.6 million of environmental reserves for remediation of a manufacturing facility sold in 1986 and a charge of $2.7 million related to the termination of our U.S. defined benefit plan (see Table C).

(b)         The provision for income taxes for the quarter ended December 31, 2008 includes $12.6 million in benefits primarily from the reinstatement of U.S. deferred tax assets previously written off.  For the year, 2008 includes a total of $26.2 million of one-time tax benefits (see Table D).

(c)          2008 full year results include a pre-tax gain of $12.5 million on the sale of the BHA Aero joint venture. Taxes of $0.8 million, related to the sale, are included in the provision for income taxes (see Table D).

Hexcel Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	Unaudited
(In millions)	December 31, 2009	September 30, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$110.1	$94.7	$50.9
Accounts receivable, net	158.4	153.8	189.4
Inventories, net	157.2	158.0	195.3
Prepaid expenses and other current assets	35.4	42.7	45.1
Total current assets	461.1	449.2	480.7

Property, plant and equipment	1,045.1	1,053.8	971.7
Less accumulated depreciation	(443.0)	(456.5)	(419.4)
Net property, plant and equipment	602.1	597.3	552.3
Goodwill and other intangible assets, net	56.7	56.9	56.0
Investments in affiliated companies	17.7	17.2	10.6
Deferred tax assets	85.6	80.3	88.3
Other assets	23.4	24.0	22.4
Total assets	$1,246.6	$1,224.9	$1,210.3

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of capital lease obligations	$33.5	$3.5	$2.1
Accounts payable	74.3	70.8	120.5
Accrued liabilities	93.9	85.3	101.6
Total current liabilities	201.7	159.6	224.2

Long-term notes payable and capital lease obligations	358.8	388.8	392.5
Other non-current liabilities	110.5	89.0	84.4
Total liabilities	671.0	637.4	701.1

Stockholders’ equity:
Common stock, $0.01 par value, 200.0 shares authorized, 98.6 shares issued at December 31, 2009, 98.6 shares at September 30, 2009 and 98.3 shares at December 31, 2008	1.0	1.0	1.0
Additional paid-in capital	535.3	532.9	526.1
Retained earnings	71.0	65.3	14.6
Accumulated other comprehensive (loss) income	(7.0)	12.8	(8.7)
	600.3	612.0	533.0
Less – Treasury stock, at cost, 2.0 shares at December 31, 2009 and September 30, 2009 and 1.9 shares at December 31, 2008	(24.7)	(24.5)	(23.8)
Total stockholders’ equity	575.6	587.5	509.2
Total liabilities and stockholders’ equity	$1,246.6	$1,224.9	$1,210.3

Hexcel Corporation and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	Unaudited
	Year Ended December 31,
(In millions)	2009	2008

Cash flows from operating activities
Net income	$56.3	$111.2

Reconciliation to net cash provided by operating activities:
Depreciation and amortization	46.6	43.9
Amortization of debt discount and deferred financing costs	4.9	1.7
Deferred income taxes	19.6	(6.5)
Business consolidation and restructuring expenses	—	3.8
Business consolidation and restructuring payments	(1.7)	(4.3)
Equity in earnings in affiliated companies	(0.7)	(4.5)
Gain on sale of BHA	—	(11.7)
Share-based compensation	8.3	9.4
Excess tax benefits on share-based compensation	(0.7)	2.0

Changes in assets and liabilities:
Decrease (increase) in accounts receivable	31.8	(3.1)
Decrease (increase) in inventories	38.4	(20.1)
(Increase) decrease in prepaid expenses and other current assets	(7.3)	3.0
(Decrease) in accounts payable/accrued liabilities	(28.1)	(27.1)
Other — net	5.4	(0.2)
Net cash provided by operating activities (a)	172.8	97.5

Cash flows from investing activities
Capital expenditures and deposits (b)	(98.4)	(175.9)
Investment in affiliated companies	(6.0)	—
Proceeds from sale of BHA	—	22.3
Net cash used for investing activities	(104.4)	(153.6)

Cash flows from financing activities
Borrowings from foreign credit line	3.0	—
Borrowings from senior secured credit facility — new term B loan	171.5	—
Repayments of senior secured credit facility — term B and C loans	(167.0)	—
Repayments of senior secured credit facility — new term B loan	(10.9)	—
Issuance costs related to new Senior Secured Credit Facility	(10.3)	—
Borrowings from senior secured credit facility — term C loan	—	79.3
Capital lease obligations and other debt, net	0.3	(0.4)
Activity under stock plans	0.7	1.2
Net cash (used for) provided by financing activities	(12.7)	80.1

Effect of exchange rate changes on cash and cash equivalents	3.5	(1.2)
Net increase in cash and cash equivalents	59.2	22.8
Cash and cash equivalents at beginning of period	50.9	28.1
Cash and cash equivalents at end of period	$110.1	$50.9

Supplemental Data:
Free cash flow (a)+(b)	$74.4	$(78.4)
Cash interest paid	$27.8	$25.3
Cash taxes paid	$11.9	$23.5
Accrual basis additions to property, plant and equipment	$85.7	$177.3

Hexcel Corporation and Subsidiaries

Net Sales to Third-Party Customers by Market Segment

Quarters Ended December 31, 2009 and 2008	(Unaudited)	Table A

	As Reported			Constant Currency (a)
(In millions) Market Segment	2009	2008	B/(W) %	FX Effect (b)	2008	B/(W) %
Commercial Aerospace	$137.1	$143.2	(4.3)	$4.6	$147.8	(7.2)
Space & Defense	73.0	77.1	(5.3)	1.6	78.7	(7.2)
Industrial	56.5	69.2	(18.4)	6.7	75.9	(25.6)
Consolidated Total	$266.6	$289.5	(7.9)	$12.9	$302.4	(11.8)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	51.4	49.5			48.9
Space & Defense	27.4	26.6			26.0
Industrial	21.2	23.9			25.1
Consolidated Total	100.0	100.0			100.0

Years Ended December 31, 2009 and 2008	(Unaudited)

	As Reported			Constant Currency (a)
(In millions) Market Segment	2009	2008	B/(W) %	FX Effect (b)	2008	B/(W) %
Commercial Aerospace	$556.2	$710.3	(21.7)	$(12.2)	$698.1	(20.3)
Space & Defense	299.4	301.9	(0.8)	(4.2)	297.7	0.6
Industrial	252.7	312.7	(19.2)	(14.0)	298.7	(15.4)
Consolidated Total	$1,108.3	$1,324.9	(16.3)	$(30.4)	$1,294.5	(14.4)

Consolidated % of Net Sales	%	%			%
Commercial Aerospace	50.2	53.6			53.9
Space & Defense	27.0	22.8			23.0
Industrial	22.8	23.6			23.1
Consolidated Total	100.0	100.0			100.0

(a)          To assist in the interpretation of our net sales trend, total net sales and sales by market for the quarter and year ended December 31, 2008 have been estimated using the same U.S. dollar, British pound and Euro exchange rates as applied for the respective period in 2009 and are referred to as “constant currency” sales.

(b)         FX effect is the estimated impact on “as reported” net sales due to changes in foreign currency exchange rates.

Hexcel Corporation and Subsidiaries

Segment Information	(Unaudited)	Table B

(In millions)	Composite Materials	Engineered Products	Corporate & Other (b)	Total

Fourth Quarter 2009
Net sales to external customers	$202.6	$64.0	$—	$266.6
Intersegment sales	5.5	—	(5.5)	—
Total sales	208.1	64.0	(5.5)	266.6

Operating income (loss) (a)	15.3	9.6	(10.4)	14.5
% Operating margin	7.4%	15.0%		5.4%
Depreciation and amortization	11.1	1.0	—	12.1
Business consolidation and restructuring expenses	—	—	—	—
Other operating expense (a)	7.5	—	—	7.5
Stock-based compensation expense	0.7	0.1	0.8	1.6
Accrual basis additions to capital expenditures	18.6	1.3	—	19.9

Fourth Quarter 2008
Net sales to external customers	$236.3	53.2	$—	$289.5
Intersegment sales	9.0	0.1	(9.1)	—
Total sales	245.3	53.3	(9.1)	289.5

Operating income (loss)	35.6	4.3	(10.6)	29.3
% Operating margin	14.5%	8.1%		10.1%
Depreciation and amortization	9.7	1.0	—	10.7
Business consolidation and restructuring expenses	1.1	0.2	—	1.3
Other operating expense	—	—	—	—
Stock-based compensation expense	0.4	—	0.3	0.7
Accrual basis additions to capital expenditures	49.5	1.6	0.4	51.5

Full Year 2009
Net sales to external customers	$856.5	$251.8	$—	$1,108.3
Intersegment sales	27.2	0.1	(27.3)	—
Total sales	883.7	251.9	(27.3)	1,108.3

Operating income (loss) (a)	111.4	36.0	(43.7)	103.7
% Operating margin	12.6%	14.3%		9.4%
Depreciation and amortization	42.3	4.1	0.2	46.6
Business consolidation and restructuring expenses	—	—	—	—
Other operating expense (a)	7.5	—	—	7.5
Stock-based compensation expense	3.1	0.6	4.6	8.3
Accrual basis additions to capital expenditures	82.7	2.4	0.6	85.7

Full Year 2008
Net sales to external customers	$1,075.3	$249.6	$—	$1,324.9
Intersegment sales	40.1	0.4	(40.5)	—
Total sales	1,115.4	250.0	(40.5)	1,324.9

Operating income (loss)	158.8	26.8	(54.7)	130.9
% Operating margin	14.2%	10.7%		9.9%
Depreciation and amortization	39.6	4.2	0.1	43.9
Business consolidation and restructuring expenses	3.4	0.4	—	3.8
Other operating expense	—	—	10.3	10.3
Stock-based compensation expense	2.7	0.5	6.2	9.4
Accrual basis additions to capital expenditures	170.7	3.4	3.2	177.3

(a)          Composite Materials’ results for the fourth quarter and full year 2009 include the $7.5 million legal settlement expense.

(b)         We do not allocate corporate expenses to the operating segments.  The full year 2008 amounts include $10.3 million of other operating expense due to the environmental and pension settlement expenses.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Operating Income	Table C

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions)	2009	2008	2009	2008
GAAP operating income	$14.5	$29.3	$103.7	$130.9
- Legal settlement expense	7.5	—	7.5	—
- Adjustment to prior year gain on sale of operations	—	—	(1.7)	—
- Business consolidation & restructuring expense	—	1.3	—	3.8
- Pension settlement expense	—	—	—	2.7
- Environmental expense (for previously sold facilities)	—	—	1.7	7.6
Non-GAAP Operating Income	$22.0	$30.6	$111.2	$145.0
Includes:
- Stock Compensation Expense	$1.6	$0.7	$8.3	$9.4

Management believes that adjusted operating income, adjusted net income and free cash flow (defined as cash provided by operating activities less cash payments for capital expenditures), which are non-GAAP measurements, are meaningful to investors because they provide a view of Hexcel with respect to ongoing operating results.  Special items represent significant charges or credits that are important to an understanding of Hexcel’s overall operating results in the periods presented. In addition, management believes that total debt, net of cash, which is also a non-GAAP measure, is an important measure of Hexcel’s liquidity. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

Hexcel Corporation and Subsidiaries
Reconciliation of GAAP and Non-GAAP Net Income	Table D

	Unaudited
	Quarter Ended December 31,
	2009		2008
(In millions, except per diluted share data)	As Reported	EPS	As Reported	EPS
GAAP net income	$5.7	$0.06	$28.3	$0.29
- Legal settlement expense (net of tax) (a)	5.6	0.06	—	—
- Tax adjustments (c)	—	—	(12.6)	(0.13)
Non-GAAP net income	$11.3	$0.11	$15.7	$0.16

	Unaudited
	Year Ended December 31,
	2009		2008
	As Reported	EPS	As Reported	EPS
GAAP net income	$56.3	$0.57	$111.2	$1.14
- Legal settlement expense (net of tax) (a)	5.6	0.06	—	—
- Adjustment to prior year gain on sale of business (net of tax) (b)	(1.1)	(0.01)	—	—
- Tax adjustments (c)	—	—	(26.2)	(0.27)
- Gain on sale of BHA (net of tax)	—	—	(11.7)	(0.12)
- Pension settlement expense (net of tax)	—	—	1.7	0.02
- Environmental expense (net of tax) (d)	1.1	0.01	4.7	0.05
Non-GAAP net income	$61.9	$0.63	$79.7	$0.82

(a)        The fourth quarter and full year 2009 results include the $7.5 million legal settlement expense.

(b)        The full year 2009 results include a $1.1 million after-tax gain from the prior year sale of a business, primarily due to the receipt of an earn-out payment from the buyer.

(c)         The fourth quarter and full year 2008 tax adjustments include $12.6 and $26.2 million in net benefit primarily related to the reinstatement of U.S. deferred tax assets in the second quarter, which had been previously written off.

(d)        The full year 2009 Environmental Expense adjustments relate to an increase to the estimated remediation costs for the Lodi, New Jersey site and another facility in France (sold in 2007). The full year 2008 Environmental Expense relates to an increase to the estimated remediation costs for the Lodi site.

Hexcel Corporation and Subsidiaries	Table E
Schedule of Net Income Per Common Share

	Unaudited
	Quarter Ended December 31,		Year Ended December 31,
(In millions, except per share data)	2009	2008	2009	2008

Basic net income per common share:
Net income	$5.7	$28.3	$56.3	$111.2
Weighted average common shares outstanding	96.9	96.6	96.9	96.4
Basic net income per common share	$0.06	$0.29	$0.58	$1.15

Diluted net income per common share:
Net income	$5.7	$28.3	$56.3	$111.2
Weighted average common shares outstanding — Basic	96.9	96.6	96.9	96.4
Plus incremental shares from assumed conversions:
Restricted stock units	0.6	0.1	0.6	0.2
Stock Options	1.0	0.5	0.7	1.0
Weighted average common shares outstanding — Dilutive	98.5	97.2	98.2	97.6
Diluted net income per common share	$0.06	$0.29	$0.57	$1.14

Hexcel Corporation
Schedule of Total Debt, Net of Cash	Table F

	Unaudited
	December 31,	September 30,	December 31,
(In millions)	2009	2009	2008
Notes payable and current maturities of capital lease obligations	$33.5	$3.5	$2.1
Long-term notes payable and capital lease obligations	358.8	388.8	392.5
Total Debt	392.3	392.3	394.6
Less: Cash and cash equivalents	(110.1)	(94.7)	(50.9)
Total debt, net of cash	$282.2	$297.6	$343.7